Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports Fourth Quarter and Full Year 2012 Results

SPOKANE, Wash - January 29, 2013 - Potlatch Corporation (NASDAQ:PCH) today reported financial results for the fourth quarter and full year ended December 31, 2012.

“Operating results for 2012 greatly exceeded our expectations. Market conditions improved considerably as we moved through the year, resulting in significantly better results versus what we were predicting at this time last year,” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “Our Wood Products segment experienced a real turnaround in its markets, with strong demand for manufactured wood products resulting in sharply higher prices. In response, we increased production and shipments and were able to sustain this level throughout the year. Our Wood Products segment has now had three consecutive quarters of its highest quarterly operating income in over five years. This much improved outlook for our Wood Products segment is beginning to translate to an improved outlook for our Resource segment, our largest asset. We deferred a portion of our harvest volume during 2012 to patiently wait for improved market conditions, and this is proving to be the right decision as sawlog prices have generally been moving higher over the past several quarters. Our Real Estate segment had another solid year in 2012 as this was our best year ever for rural real estate and HBU sales,” concluded Mr. Covey.

Q4 2012 Financial Summary

•	Total consolidated revenues for the quarter were $143.3 million, compared to $109.9 million in Q4 2011 and $151.9 million in Q3 2012.

•
Net income for the quarter was $13.9 million, or $0.34 per diluted common share, compared to a net loss of $1.5 million, or a loss of $0.04 per diluted common share, in Q4 2011 and net income of $18.6 million, or $0.46 per diluted share, in Q3 2012.

•	EBITDDA was $36.4 million for Q4 2012, compared to $7.8 million in Q4 2011 and $37.0 million in Q3 2012.

Q4 2012 Business Performance
Resource
Operating income for the Resource segment in Q4 2012 was $10.5 million, compared to $12.6 million in Q4 2011 and $23.6 million in Q3 2012. The decrease from Q4 2011 was primarily due to the harvest deferral, while the decrease from Q3 2012 was primarily related to seasonal factors as the third quarter is the Northern region's strongest production quarter.
Northern Region

•
Total fee harvest volume in Q4 2012 decreased 9 percent from Q4 2011 due to the harvest deferral in 2012 combined with reduced demand for pulpwood. Total fee harvest volume in Q4 2012 decreased 42 percent from Q3 2012 due to normal seasonality.

•
Sawlog volume increased 3 percent in Q4 2012 over Q4 2011 as a result of increased production of chip-n-saw logs due to favorable prices. Sawlog prices increased 6 percent year-over-year due to strengthening markets partially offset by a shift in product mix away from cedar.

•	Sawlog harvest volume and prices decreased 36 percent and 4 percent, respectively, in Q4 2012 from Q3 2012 due to seasonal factors.

•	Pulpwood volume decreased 67 percent in Q4 2012 from Q4 2011 as a result of an oversupply of residuals and chips in the market that led to prices 13 percent lower than the previous year.

•
Pulpwood volume decreased 74 percent in Q4 2012 from Q3 2012 as a result of normal seasonal factors combined with a drop in production due to low prices. Pulpwood prices decreased 9 percent from the previous quarter due to the oversupply of residual and whole log chips in Idaho.

Southern Region

•
Total fee harvest volume decreased 24 percent in Q4 2012 from Q4 2011 as a result of the harvest deferral in 2012, combined with decreased sales of hardwood pulpwood compared to Q4 2011 due to less favorable logging conditions and fewer pine plantation thinnings.

Total fee harvest volume for the Southern region decreased 16 percent in Q4 2012 from Q3 2012 due to increased harvest activities in Q3 resulting from favorable weather and market conditions.

•
Sawlog volume decreased 31 percent in Q4 2012 compared to Q4 2011 due to the harvest deferral, while prices increased 6 percent as a result of increased demand and a shift in product mix to higher priced hardwoods.

•
Sawlog volume decreased 13 percent in Q4 2012 from Q3 2012 as a result of increased harvest activities in Q3. Sawlog prices fell 5 percent due to a shift in product mix away from higher priced hardwoods.

•
Pulpwood volume decreased 18 percent in Q4 2012 from Q4 2011 as a result of the harvest deferral in 2012 combined with fewer pine plantation thinnings and less favorable logging conditions than in Q4 2011, while prices increased 8 percent due to stronger demand.

•
Pulpwood volume decreased 18 percent in Q4 2012 from Q3 2012 due to less favorable logging conditions in Q4. Pulpwood prices were flat in Q4 2012 from Q3 2012 due to increased prices for hardwood pulpwood that were offset by a shift in product mix away from hardwood.

Wood Products
Wood Products revenues were $85.1 million in Q4 2012 compared to $67.2 million in Q4 2011 and $86.7 million in Q3 2012. Operating income for the segment totaled $13.5 million in Q4 2012 compared to an operating loss of $1.3 million in Q4 2011 and operating income of $15.2 million in Q3 2012. The year-over-year improvement resulted from improved product pricing as well as increased shipment volumes. The sequential decreases were related to fewer operating days in the quarter due to holidays.

•	Lumber prices and shipment volumes increased 23 percent and 5 percent, respectively, in Q4 2012 over Q4 2011 due to improved market conditions.

•	Lumber prices increased 1 percent, while shipment volumes decreased 2 percent in Q4 2012 compared to Q3 2012, due to seasonality.

Real Estate
Real Estate segment revenues totaled $19.1 million in Q4 2012 compared to $3.2 million in Q4 2011 and $2.4 million in Q3 2012. Operating income for the segment was $13.8 million in Q4 2012 compared to $2.1 million in Q4 2011 and $1.3 million in Q3 2012. In Q4 2012, a conservation sale of HBU property to Minnesota conservation advocates resulted in revenues of

$11.0 million and a rural real estate/HBU sale in Idaho totaled $5.1 million. A total of 37 real estate transactions closed in Q4 2012, consistent with prior quarters.

2012 Full Year Financial Summary
Net income for the full year 2012 was $42.6 million, or $1.05 per diluted common share, compared to $40.3 million, or $1.00 per diluted common share for the full year 2011.

•	Operating income for the Resource segment was $49.5 million in 2012 compared to $59.8 million in 2011. Harvest volumes totaled 3.6 million tons in 2012, down from 4.1 million tons harvested in 2011.

•
The Wood Products segment had operating income of $45.5 million in 2012 compared to $7.3 million in 2011. Average lumber prices and total shipment volumes increased 15 percent and 8 percent, respectively, in 2012 over 2011.

•	Operating income for the Real Estate segment totaled $28.1 million in 2012 compared to $31.4 million in 2011. In 2012, a total of 22,944 acres were sold compared to 36,458 in 2011.

•
Corporate expenses, excluding net cash interest expense, totaled $39.0 million in 2012 compared to $31.4 million in 2011. The variance is primarily due to higher pension expense related to the company's legacy plans, increased compensation expenses and mark to market adjustments related to deferred compensation plans. Net cash interest expense totaled $23.6 million in 2012 compared to $25.0 million in 2011.

New Unsecured Credit Agreement
In December 2012, Potlatch closed a new five-year, unsecured $250 million credit facility, which may be increased by up to an additional $100 million of principal amount. This agreement replaces the existing secured credit agreement maturing in December 2013 and includes significantly improved terms. Concurrent with the signing of the new agreement, all of the mortgages on the company's timberlands and other liens and security interests securing the previous credit agreement and the company's 6.95% Debentures and Medium-Term Notes were released. The interest rate under the new credit agreement can range from 1.25 percent to 2.50 percent compared to 3.00 percent to 4.00 percent under the previous agreement.

Timberland Acquisitions / Term Loans
During Q4 2012, two timberland acquisitions were made in and around the company's existing ownership in Arkansas. Combined, Potlatch acquired approximately 9,300 acres for approximately $11.7 million, or a combined average price per acre of $1,258. In December 2012, Potlatch entered into a $12 million term loan to fund these two land acquisitions. The term loan consists of two $6 million tranches, with rates of 2.95% on the 2017 maturity and 3.70% on the 2020 maturity.

Dividend Distribution
During the fourth quarter, Potlatch paid a quarterly cash dividend distribution on the company's common stock of $0.31 per share, which reflects the current dividend level for the company.

Outlook
“We have a positive outlook for 2013. We expect the economy to continue to advance, driven by further improvements in the housing market. This economic backdrop should bolster our operating results, particularly in our Resource and Wood Products segments. US lumber demand jumped 6 percent in 2012 versus 2011 and is expected to increase another 10 percent in 2013. Furthermore, sawmill industry capacity is struggling to meet that higher demand after many years of poor performance, and last year's strong demand for lumber left dealers with relatively low inventory levels with which to meet that increased demand. As a result, lumber prices are trending higher, and we expect 2013 prices to remain higher than in 2012. In our Resource segment, we began to see the improvement in lumber prices work its way into higher sawlog prices. As a result, we are modestly increasing our harvest level in 2013 to 3.8 million tons, as we continue to believe sawlog prices will be significantly higher in the years ahead as demand continues to improve. Our expectations for our Real Estate segment look a lot like those for 2012, with the exception that in 2013 we don't envision any large non-strategic land sales. However, we expect to have a consistent level of rural real estate and HBU sales at slightly higher prices. With the improved rates on our new credit agreement and over $80 million of cash and short-term investments, we finished the year with a very strong balance sheet and excellent liquidity,” concluded Mr. Covey.

Conference Call Information
A live conference call and webcast will be held today, January 29, 2013, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 85575356. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until February 5, 2013, by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 85575356 to access the replay.

About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.42 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, company outlook for 2013, lumber demand and pricing, sawlog demand and pricing, 2013 harvest levels, sales and pricing for rural and HBU real estate, company liquidity, recovery of housing market, and related matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the U.S. economy and housing starts; changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products, including changes in Asian demand; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; insect infestation (including the mountain pine beetle); changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof and the company does not undertake to update any forward-looking statements.
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Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$143,299	$109,927	$525,134	$497,421
Costs and expenses:
Cost of goods sold	103,197	94,778	390,666	382,252
Selling, general and administrative expenses	13,425	12,081	49,419	40,549
Environmental remediation charge	—	1,200	—	1,200
Asset impairment charge	107	—	107	1,180
	116,729	108,059	440,192	425,181
Operating income	26,570	1,868	84,942	72,240
Interest expense, net	(6,496)	(6,706)	(25,539)	(27,829)
Income (loss) before income taxes	20,074	(4,838)	59,403	44,411
Income tax (provision) benefit	(6,210)	3,360	(16,809)	(4,145)
Net income (loss)	$13,864	$(1,478)	$42,594	$40,266

Net income (loss) per share:
Basic	$0.34	$(0.04)	$1.06	$1.00
Diluted	0.34	(0.04)	1.05	1.00
Cash distributions per share	$0.31	$0.31	$1.24	$1.84
Weighted-average shares outstanding (in thousands):
Basic	40,383	40,195	40,333	40,159
Diluted	40,630	40,401	40,553	40,383

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$16,985	$7,819
Short-term investments	63,077	62,989
Receivables, net	10,668	13,533
Inventories	28,928	28,603
Deferred tax assets	10,507	11,909
Other assets	7,932	9,998
Total current assets	138,097	134,851
Property, plant and equipment, net	58,050	61,453
Timber and timberlands, net	464,467	459,687
Deferred tax assets	43,292	57,924
Other assets	14,991	32,305
	$718,897	$746,220
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$8,413	$21,661
Accounts payable and accrued liabilities	55,174	55,948
Total current liabilities	63,587	77,609
Long-term debt	349,163	344,742
Liability for pensions and other postretirement employee benefits	145,047	163,116
Other long-term obligations	22,457	18,615
Stockholders’ equity	138,643	142,138
	$718,897	$746,220

Shares outstanding (in thousands)	40,389	40,202
Stockholders’ equity per common share	$3.43	$3.54
Working capital	$74,510	$57,242
Current ratio	2.2:1	1.7:1

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Twelve Months Ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$42,594	$40,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	26,247	29,092
Basis of real estate sold	5,048	10,219
Change in deferred taxes	15,992	4,218
Gain on disposition of property, plant and equipment	(8)	(131)
Employee benefit plans	4,317	(2,181)
Equity-based compensation expense	4,067	4,404
Asset impairment	107	1,180
Income tax benefit related to stock issued in conjunction with stock compensation plans	525	—
Other, net	1,478	365
Funding of qualified pension plans	(21,630)	(9,400)
Working capital changes	1,244	(607)
Net cash provided by operating activities	79,981	77,425
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in short-term investments	(88)	22,260
Proceeds from COLI loan	21,751	—
Additions to property, plant and equipment	(5,636)	(5,338)
Additions to timber and timberlands	(23,552)	(11,548)
Proceeds from disposition of property, plant and equipment	71	224
Other, net	(1,193)	(1,095)
Net cash provided by (used for) investing activities	(8,647)	4,503
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(50,041)	(73,921)
Repayment of long-term debt	(21,662)	(5,011)
Proceeds from issuance of long-term debt	12,000	—
Issuance of common stock	1,075	1,430
Change in book overdrafts	462	157
Deferred financing costs	(2,148)	(698)
Employee tax withholdings on equity-based compensation	(1,714)	(1,641)
Other, net	(140)	(18)
Net cash used for financing activities	(62,168)	(79,702)
Increase in cash	9,166	2,226
Cash at beginning of period	7,819	5,593
Cash at end of period	$16,985	$7,819

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2012	2011	2012	2011
Revenues:
Resource	$51,360	$54,382	$207,846	$226,969
Real Estate	19,057	3,221	38,238	50,029
Wood Products	85,125	67,237	329,404	271,580
	155,542	124,840	575,488	548,578
Intersegment revenues - Resource	(12,243)	(14,913)	(50,354)	(51,157)
Total consolidated revenues	$143,299	$109,927	$525,134	$497,421

Operating income (loss):
Resource	$10,532	$12,584	$49,543	$59,792
Real Estate	13,800	2,089	28,056	31,384
Wood Products	13,508	(1,281)	45,456	7,267
Eliminations and adjustments	(955)	(1,750)	(1,061)	2,410
	36,885	11,642	121,994	100,853
Corporate	(16,811)	(16,480)	(62,591)	(56,442)
Income (loss) before income taxes	$20,074	$(4,838)	$59,403	$44,411

Depreciation, depletion and amortization:
Resource	$4,375	$3,569	$16,446	$17,420
Real Estate	9	7	36	28
Wood Products	1,525	1,923	6,538	7,829
	5,909	5,499	23,020	25,277
Corporate	1,067	677	3,227	3,815
Total depreciation, depletion and amortization	$6,976	$6,176	$26,247	$29,092

Basis of real estate sold - Real Estate	$3,607	$213	$5,413	$13,500
Eliminations and adjustments	(182)	(47)	(365)	(3,281)
Total basis of real estate sold - Real Estate	$3,425	$166	$5,048	$10,219

Potlatch Corporation
EBITDDA*
Unaudited (Dollars in thousands)

	4th Quarter	3rd Quarter	4th Quarter	YTD
	2012	2012	2011	2012	2011
GAAP net income (loss)	$13,864	$18,599	$(1,478)	$42,594	$40,266
Net cash interest expense	5,819	5,848	6,302	23,565	25,013
Income tax provision (benefit)	6,210	3,884	(3,360)	16,809	4,145
Depreciation, depletion and amortization	6,976	8,302	6,176	26,247	29,092
Basis of real estate sold	3,607	397	213	5,413	13,500
Non-cash asset impairment and eliminations	(75)	(16)	(47)	(258)	(2,101)
EBITDDA	$36,401	$37,014	$7,806	$114,370	$109,915

*EBITDDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. EBITDDA, as we define it, is net income adjusted for net cash interest expense, provision for income taxes, depreciation, depletion and amortization, basis of real estate sold and non-cash asset impairment and eliminations.